EX -99.1

NEWS BULLETIN
FROM:

RE:	DDi Corp. 1220 Simon Circle Anaheim, CA 92806 NasdaqNM: DDIC

For Further Information:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Joe Gisch	Jill Fukuhara	Lasse Glassen
Chief Financial Officer	Investor/Analyst Information	General Information
(714) 688-7200	(310) 854-8312	(310) 854-8313
	jfukuhara@financialrelationsboard.com	lglassen@financialrelationsboard.com

FOR IMMEDIATE RELEASE
October 27, 2004

DDI CORP. REPORTS THIRD QUARTER 2004 RESULTS

ANAHEIM, Calif., October 27 — DDi Corp. (NasdaqNM: DDIC), a leading provider of technologically advanced engineering and manufacturing services, today announced financial results for the three and nine months ended September 30, 2004.

Third Quarter Results

The Company reported third quarter 2004 net sales of $72.2 million, a 22% increase compared to net sales of $59.4 million for the third quarter 2003. On a sequential basis, however, net sales decreased by 4%, from $75.5 million reported for the second quarter 2004. The decrease in net sales from the second quarter was due to weakness in the North American PCB market.

As noted in the Company’s press release dated October 12, 2004, announcing DDi’s revised third quarter outlook, average pricing for quick-turn orders (those with lead-times of 10 days or less) was relatively flat, but unit demand fell, as compared to the second quarter 2004. For longer-lead orders, average pricing and unit volume both declined. On average, pricing declined 7% from the second quarter 2004.

“North American PCB pricing and demand both fell short of our original expectations for the third quarter,” commented Bruce McMaster, Chief Executive Officer. “We are pleased to report that we have seen both pricing and unit demand stabilize during the month of October. However, we are not seeing a return to the pricing levels experienced on our longer-lead orders during the second quarter of 2004,” said McMaster.

Gross profit for the third quarter 2004 was $6.5 million (9% of net sales) as compared to $6.6 million (11% of net sales) for the third quarter 2003. Excluding non-cash charges, however, adjusted gross profit for the third

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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

DDi Corp.

quarter 2004 was $9.1 million (13% of net sales) compared to adjusted gross profit of $6.6 million (11% of net sales) last year. Adjusted gross profit increased from the year ago period due to the higher level of net sales noted above. On a sequential basis, third quarter 2004 adjusted gross profit decreased, from $15.4 million (20% of net sales) due to the decrease in net sales and relatively higher cost structure.

“Gross profit in the quarter clearly suffered from softness in both pricing and demand. Based upon our expectations that third quarter net sales would be flat to slightly up from the second quarter and our expectations that the third quarter would be back-end loaded from a bookings standpoint, we retained through the end of the third quarter higher staffing levels and incurred a higher level of direct personnel and overhead cost and excess manufacturing cost than was justifiable in light of the demand for our services. We have taken measures to reduce these costs with the operational realignment announced on October 12, 2004 and believe we also have optimized the allocation of orders among our facilities in the process,” added McMaster.

Total sales and marketing expenses for the third quarter 2004 were $5.1 million (7% of net sales) as compared to $4.2 million (7% of net sales) for the third quarter 2003. Excluding non-cash compensation charges of $0.6 million, however, adjusted sales and marketing expenses for the third quarter 2004 were $4.5 million (6% of net sales). Compared to the prior year, sales and marketing expenses increased during the third quarter 2004 due to the non-cash charges incurred in 2004 and the higher level of sales, partly offset by improved operational efficiencies.

Total general and administrative expenses for the third quarter 2004 were $6.5 million (9% of net sales), as compared to $4.2 million (7% of net sales) for the corresponding period in 2003. The increases in general and administrative expenses from the third quarter 2003 to the third quarter 2004 reflect non-cash charges incurred in 2004 and $1.1 million of Sarbanes-Oxley Section 404 implementation costs in the third quarter 2004. Excluding the non-cash charges and the Section 404 implementation costs, general and administrative expenses for the third quarter 2004 were $4.7 million (6% of net sales).

Net interest expense for the third quarter 2004 decreased 39% to $2.7 million, from $4.4 million for the corresponding period in 2003. The decrease in net interest expense is due principally to the cancellation of the Company’s 5.25% and 6.25% Convertible Subordinated Notes in December 2003.

In the third quarter 2004, the Company recorded tax expense of $0.3 million, net of changes in valuation allowances applied to both U.S. and European deferred tax assets that would otherwise have been recorded for the quarter. For the third quarter 2003, the Company recorded a net tax benefit of $0.3 million, resulting from pre-tax losses incurred in the Company’s European divisions. Valuation allowances were applied to U.S. deferred tax assets that would have otherwise been recorded for the quarter. Valuation allowances were recorded in each period based upon management’s expectation that the associated deferred tax assets would not likely be realized.

The Company reported a net loss available to common stockholders of $(10.9) million for the third quarter 2004, or $(0.43) per share, as compared to $(12.2) million, or $(0.25) per share, for the third quarter 2003. The primary reasons for the decrease are a reduction in net significant charges (restructuring and reorganization-related and non-cash items) and the decrease in net interest expense, partially offset by Sarbanes-Oxley Section 404 implementation costs in 2004 and by the increase in recorded tax expense.

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DDi Corp.

Third quarter 2004 adjusted EBITDA was $3.4 million, as compared to $2.9 million for the third quarter 2003. The increase is due principally to the higher level of net sales, but was largely offset by increased personnel costs in the North American PCB operations and Sarbanes-Oxley Section 404 compliance costs.

McMaster commented, “Though we are disappointed with the limited opportunity presented by the PCB market in the third quarter and its impact on our net sales and margins, on a year-to-date basis, our North American PCB net sales have actually increased 21% compared to the first nine months of 2003. This growth is very encouraging given our emphasis on accepting orders having high potential margins. We believe that the soft demand that we experienced was a correction in the larger recovery cycle of the North American PCB market. Importantly, we also believe that the operational realignment we took in early October will allow us to retain the capacity and capabilities that will be needed to take advantage of opportunities resulting from a return of growth in the market.”

DDi reported an adjusted net loss of $(2.1) million, or $(0.08) per diluted share, for the third quarter 2004, as compared to an adjusted net loss of $(3.9) million, or $(0.08) per diluted share, for the comparable period of 2003.

Nine Month Results

For the nine months ended September 30, 2004, net sales were $220.1 million, a 24% increase compared to net sales of $177.3 million for the comparable period in 2003. Gross profit for the nine months ended September 30, 2004 increased to $26 million (12% of net sales), as compared to $13 million (7% of net sales) for the comparable period in 2003. Excluding non-cash expenses, however, gross profit for the first nine months of 2004 was $38.2 million (17% of net sales), as compared to $14.7 million (8% of net sales) for the first nine months of 2003. The improvement in gross profit and margins resulted from the increase in revenues and from operating leverage.

The Company reported a net loss available to common stockholders of $(33.5) million for the first nine months of 2004, or $(1.33) per share, as compared to $(52.1) million, or $(1.06) per share, for the first nine months of 2003. The primary reasons for the decrease are an improvement in gross profit, a reduction in net interest expense and a reduction in significant charges (restructuring and reorganization-related and non-cash items).

Adjusted EBITDA for the first nine months of 2004 was $21.4 million, as compared to $2.7 million for the comparable period in 2003. Adjusted net income for the first nine months of 2004 was $0.5 million, or $0.02 per diluted share, as compared to an adjusted net loss of $(17.8) million, or $(0.36) per diluted share, for the comparable period in 2003.

Liquidity

As of September 30, 2004, the Company had total cash and cash equivalents of $7.9 million. As of this date, the Company had $18.1 million of borrowing availability, and no amounts drawn, under its North American revolving facility.

The Company’s UK-based business, DDi Europe, remains constrained with respect to liquidity. At present, DDi Europe is nearly fully drawn on its approximately $13 million working capital facility with its European

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DDi Corp.

lender.The Company’s existing capital structure limits its options to address the liquidity needs. DDi Corp. has retained an investment banking firm to perform a valuation on DDi Europe and to assist the Company in exploring alternatives.

Capital expenditures were $1.7 million in the third quarter 2004 and $6.2 million for the nine months ended September 30, 2004. Capital expenditures for the 2004 fiscal year are expected to be $8 to $9 million, primarily associated with technology-related improvements.

Third Quarter Performance Highlights

•	The following table shows the percentage of net sales attributable to each of the principal end markets served by the Company for the periods indicated:

	Third Quarter
	2004	2003
End Markets (1)
Communications/Networking	44%	38%
Medical/Test/Industrial	22%	20%
High-end computing	15%	17%
Military/Aerospace	11%	18%
Other	8%	7%

(1)	Sales to electronic manufacturing service providers are classified by the end markets of their customers.

For the nine months ended September 30, 2004:

•	No customer represented greater than 6% of net sales

•	Top 10 customers represented 35% of net sales

•	Total customer count of approximately 1,600

Fourth Quarter 2004 Outlook

McMaster concluded, “As evidenced by our year-over-year improvements in net sales and margins, DDi is well positioned to take advantage of market opportunities as they arise. Looking ahead, we remain cautious in our near-term outlook, given the weaknesses that existed in the third quarter and the seasonality that can arise in the fourth quarter.”

For the fourth quarter of 2004, DDi is estimating net sales of $68 million to $72 million and an adjusted net loss (calculated on a consistent basis with the adjusted net income reported for the third quarter 2004) ranging from ($0.04) to ($0.09) per diluted share, including the impact of Sarbanes-Oxley Section 404 compliance costs of between $0.02 and $0.03 per diluted share.

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DDi Corp.

Basis of Presentation

Fresh Start Accounting. In connection with the Company’s emergence from bankruptcy in December 2003, DDi and its consolidated subsidiaries have adopted “fresh-start” accounting principles prescribed by the American Institute of Certified Public Accountants’ Statement of Position 90-7 (“SOP 90-7”), “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” effective November 30, 2003. Under fresh-start accounting, a new reporting entity, known as “Reorganized DDi,” is deemed to have been created, and the recorded amounts of assets and liabilities are adjusted to reflect their fair value. Accordingly, the consolidated financial statements for Reorganized DDi for the periods subsequent to November 30, 2003, reflect the Company’s emergence from Chapter 11 and are prepared utilizing the principles of fresh start reporting contained in SOP 90-7. As a result, the reported historical financial statements of the Company for periods prior to December 1, 2003 generally may not be fully comparable to those of Reorganized DDi.

Non-GAAP Financial Measures. This release includes the following non-GAAP financial measures as defined in Regulation G of the Securities Exchange Act of 1934: (i) adjusted gross profit; (ii) adjusted sales and marketing expenses; (iii) adjusted general and administrative expenses; (iv) adjusted net income and adjusted net income/loss per diluted share; and (v) adjusted EBITDA. Management believes that the disclosure of these non-GAAP financial measures, when presented in conjunction with the corresponding GAAP measures, provides useful information to investors and other users of the financial statements in identifying and understanding operating performance for a given level of revenue and business trends. Management believes that adjusted EBITDA is an important factor of DDi’s business because it reflects financial performance that is unencumbered by debt service. This financial measure is commonly used in the Company’s industry. It is also used by the Company’s lenders to determine components of covenant compliance. Growth in adjusted EBITDA is driven by higher gross profit and cost containment in selling, general and administrative expenses. However, adjusted EBITDA and adjusted net income/loss (and net income/loss per share) should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as alternatives to net income as a measure of operating results in accordance with generally accepted accounting principles. The Company’s definitions of adjusted EBITDA and adjusted net income/loss and adjusted net income/loss per diluted share may differ from definitions of such financial measures used by other companies. The Company has provided a reconciliation of adjusted EBITDA and adjusted net income/loss (and net income/loss per share) to net income/loss from operations (and net loss available to common stockholders) in the attached Condensed Consolidated Statements of Operations under the caption “Supplemental Financial Information.”

Conference Call and Webcast

A conference call with simultaneous webcast to discuss third quarter 2004 financial results and the fourth quarter 2004 outlook will be held today at 5:00 p.m. Eastern / 2:00 p.m. Pacific. The call is being webcast by CCBN and can be accessed at DDi’s web site: www.ddiglobal.com/investor under “Webcasts.” The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Institutional investors can access the call via CCBN’s password-protected event management site StreetEvents at www.streetevents.com. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. A telephone replay of today’s conference call will be available through November 3, 2004 by dialing (800) 405-2236 or (303) 590-3000 and entering the conference ID 11011421. An online replay of the webcast will be available for 12 months at www.ddiglobal.com/investor.

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DDi Corp.

About DDi Corp.

DDi is a leading provider of time-critical, technologically advanced, electronics manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries offer fabrication and assembly services to customers on a global basis, from its facilities located across North America and in England.

Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, we cannot assure you that our projections will be achieved. In addition to other factors and matters discussed from time to time in our filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for DDi or our subsidiaries to differ materially from those discussed in forward-looking statements include: changes in general economic conditions in the markets in which we may compete and fluctuations in demand in the electronics industry; our ability to satisfactorily address the adverse liquidity position related to DDi Europe; our ability to sustain historical margins; increased competition; increased costs; loss or retirement of key members of management; increases in our cost of borrowings or unavailability of additional debt or equity capital on terms considered reasonable by management; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

Nothing in this press release should be construed as an offer to purchase securities.

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DDi Corp.

DDi Corp
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2004	2003
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents*	$7,894	$11,202
Cash, cash equivalents and marketable securities - restricted	—	7,500
Accounts receivable, net	48,431	39,140
Inventories	29,727	26,292
Prepaid expenses and other	4,013	2,707

Total current assets	90,065	86,841
Property, plant and equipment, net	65,924	74,918
Debt issuance costs, net	1,969	—
Goodwill and intangibles, net	125,793	128,828
Other	715	816

Total Assets	$284,466	$291,403

Liabilities, Mandatorily Redeemable Preferred Stock and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt and capital lease obligations	$4,203	$1,439
Revolving credit facilities	13,101	11,809
Accounts payable	34,040	28,687
Accrued expenses and other	23,576	26,338
Income tax payable	1,377	998
Note payable	—	500

Total current liabilities	76,297	69,771
Long-term debt and capital lease obligations	41,472	114,799
Deferred tax liability	187	533
Notes payable and other	13,949	12,798
Series A mandatorily redeemable preferred stock	2,685	2,066

Total liabilities	134,590	199,967

Series B mandatorily redeemable preferred stock	58,441	—
Stockholders’ equity:
Common stock, additional paid-in-capital and other	150,706	138,050
Deferred compensation	(14,688)	(32,454)
Accumulated other comprehensive income	262	(152)
Accumulated deficit	(44,845)	(14,008)

Total stockholders’ equity	91,435	91,436

Total Liabilities, Mandatorily Redeemable Preferred Stock and Stockholders’ Equity	$284,466	$291,403

*As of September 30, 2004, no amounts were drawn on the North American Revolving Credit Facility.

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DDi Corp.

DDi Corp.
Condensed Consolidated Statements of Operations
(in thousands, except for per share amounts)
(unaudited)
2004 Q3 Summary P&L

	Reorganized DDi	Predecessor DDi	Reorganized DDi	Predecessor DDi
	3 months ended	3 months ended	9 months ended	9 months ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Net sales	$72,247	$59,445	$220,143	$177,329
Cost of goods sold:
Other cost of goods sold	63,121	52,864	181,977	162,588
Non-cash compensation and amortization of intangibles	2,580	—	11,644	—
Restructuring related inventory impairment	—	—	499	1,736

Total cost of goods sold	65,701	52,864	194,120	164,324
Gross profit	6,546	6,581	26,023	13,005
Operating expenses:
Sales and marketing:
Non-cash compensation	638	—	2,497	—
Sales and marketing expenses	4,471	4,233	13,725	13,634

Total sales and marketing	5,109	4,233	16,222	13,634
General and administration:
Non-cash compensation	760	—	3,431	—
General and administrative expenses	5,759	4,180	15,039	12,539

Total general and administration	6,519	4,180	18,470	12,539
Amortization on intangibles	1,150	—	3,450	—
Goodwill impairment	—	427	—	2,427
Restructuring and other related charges	273	(800)	5,143	2,995
Reorganization charges	—	2,257	1,158	8,285

Operating income(loss)	(6,505)	(3,716)	(18,420)	(26,875)
Loss on interest rate swap termination	—	—	—	5,621
Interest expense (net) and other expense (net)	2,740	4,427	11,098	16,688

Loss before reorganization proceeding expenses and income taxes	(9,245)	(8,143)	(29,518)	(49,184)
Reorganization proceeding expenses	—	4,299	—	4,299

Loss before income taxes	(9,245)	(12,442)	(29,518)	(53,483)
Income tax benefit(expense)	(310)	267	(1,319)	1,343

Net loss	(9,555)	(12,175)	(30,837)	(52,140)

Less: Series B Preferred stock dividends and accretion	(1,332)	—	(2,702)	—

Net loss available to common stockholders	$(10,887)	$(12,175)	$(33,539)	$(52,140)

Basic and diluted net loss per share	$(0.43)	$(0.25)	$(1.33)	$(1.06)
Weighted average basic shares outstanding	25,463	49,526	25,221	49,319
Supplemental Financial Information	2004	2003	2004	2003

Adjusted EBITDA**	$3,358	$2,870	$21,446	$2,692
Interest expense (net)	1,920	4,427	7,439	16,688
Depreciation	3,862	4,702	11,444	14,124
Amortization on intangibles	1,150	—	4,219	—
Goodwill impairment	—	427	—	2,427
Non-cash compensation	3,978	—	16,803	—
Loss on interest rate swap termination	—	—	—	5,621
Non-recurring/non-cash interest expense	820	—	3,659	—
Non-recurring sales allowance	600	—	600	—
Restructuring, reorganization and reorganization proceeding charges	273	5,756	6,800	17,315
Income tax expense(benefit)	310	(267)	1,319	(1,343)

Net loss	(9,555)	(12,175)	(30,837)	(52,140)

Less: Series B Preferred stock dividends and accretion	(1,332)	—	(2,702)	—

Net loss available to common stockholders	$(10,887)	$(12,175)	$(33,539)	$(52,140)
Adjustments, net of tax:
Amortization on intangibles	1,150	—	4,219	—
Goodwill impairment	—	427	—	2,427
Non-cash compensation	3,978	—	16,803	—
Loss on interest rate swap termination	—	—	—	5,621
Non-recurring/non-cash interest expense and accretion	1,238	—	4,512	—
Non-recurring sales allowance	600		600
Restructuring, reorganization and reorganization proceeding charges	273	5,672	6,800	16,841
Tax valuation and other tax charges	1,527	2,203	1,057	9,499

Total adjustments	8,766	8,302	33,991	34,388

Adjusted net income (loss)	$(2,121)	$(3,873)	$452	$(17,752)

Diluted adjusted net income(loss) per share	$(0.08)	$(0.08)	$0.02	$(0.36)
Adjusted weighted average diluted shares outstanding	27,385	49,526	27,571	49,319

** Earnings before income taxes, depreciation, amortization, net interest expense, non cash compensation, restructuring and reorganization charges and non-recurring sales allowance.

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